Exhibit 3.1a

CERTIFICATE OF AMENDMENT
 OF THE
 CERTIFICATE OF INCORPORATION
 OF
 SUPCOR, INC.
 UNDER SECTION 242 OF THE
 CORPORATION LAW OF THE STATE OF DELAWARE

SUPCOR, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of said corporation, by written consent filed with the minutes of the Board, adopted the following resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said corporation:

“1.        That Article FIRST of the Certificate of Incorporation be amended and, as amended, read as follows:

‘FIRST:  The name of the Corporation is SHINECO, INC.’ ”

SECOND:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD:  Prompt notice of the taking of this corporate action is being given to all stockholders who did not consent in writing, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Yuying Zhang, its President, this 18th day of May 2005.

                                                                                                     SUPCOR, INC.

                                                                                                      By:       /s/ Yuying Zhang, President
                                                                                                                       Yuying Zhang, President